As filed with the Securities and Exchange Commission on July 17, 2025

Registration Number 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RedCloud Holdings plc

(Exact Name of Registrant as Specified in its Charter)

England and Wales	5990	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

50 Liverpool Street, London, EC2M 7PY, United Kingdom

+44 (0) 207 754 3735

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

Tel: (302) 738-6680

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Barry I. Grossman, Esq.

Sarah Williams, Esq.

Justin Grossman, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, NY 10105

Phone: (212) 370-1300

Fax: (212) 370-7889

Approximate date of commencement of proposed sale to public:

As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated July 17, 2025

PRELIMINARY PROSPECTUS

RedCloud Holdings plc

Up to 21,705,859 Ordinary Shares

This prospectus relates to the offer and sale from time to time by the selling stockholders identified in this prospectus (the “Selling Stockholders”) of up to 21,705,859 ordinary shares issued by us pursuant to a securities purchase agreement, between us and the Selling Stockholders, dated July 3, 2025 (the “Offering”). These shares consist of (i) 9,000,000 ordinary shares issued by us in the Offering and (ii) up to 12,705,859 ordinary shares (the “Warrant Shares”) issuable upon exercise of warrants (the “Warrants”) at an exercise price of $1.50 per share originally issued by us on July 8, 2025 in the Offering.

This registration does not mean that the Selling Stockholders will actually offer or sell any of these shares. We will not receive any proceeds from the resale of any of the ordinary shares being registered hereby sold by the selling shareholders. However, we may receive proceeds from the exercise of the Warrants held by the Selling Stockholders exercised other than pursuant to any applicable cashless exercise provisions of such warrants.

Our ordinary shares issued in our initial public offering are currently listed on Nasdaq under the symbol “RCT”. On July 16, 2025 the last reported sale price of our ordinary shares was $2.16 per share.

Following effectiveness of the registration statement of which this prospectus forms a part, the sale and distribution of securities offered hereby may be effected from time to time in one or more transaction that may take place on Nasdaq (or such other market or quotation system on which our ordinary shares are then listed or quoted), including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by selling stockholders. The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

This prospectus describes the general manner in which ordinary shares may be offered and sold by any Selling Stockholders. When the Selling Stockholders sell ordinary shares under this prospectus, we may, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. We urge you to carefully read this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

We are a “foreign private issuer” and an “emerging growth company” under the U.S. federal securities laws as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as a result, have elected to comply with certain reduced public company disclosure and reporting requirements. In addition, as long as we remain an emerging growth company, we will qualify for certain limited exceptions from the Sarbanes-Oxley Act of 2002.

Investing in our ordinary shares involves a high degree of risk. Before making any investment decision, you should carefully review and consider all the information in this prospectus including the risks and uncertainties described under “Risk Factors” beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Please read this prospectus carefully. We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our securities. We have not authorized anyone to provide you with any information or to make any representations about us, the securities being offered pursuant to this prospectus or any other matter discussed in this prospectus, other than the information and representations contained in and incorporated by reference into this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

The information contained in and incorporated by reference into this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

We further note that the representations, warranties and covenants made by us in any document that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus includes estimates, statistics and other industry data that we obtained from industry publications, research, surveys and studies conducted by third parties and publicly available information. Such data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. This prospectus also includes data based on our own internal estimates. We caution you not to give undue weight to such projections, assumptions and estimates.

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by any other companies.

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PROSPECTUS SUMMARY

This summary highlights information about our company, this offering and information contained in greater detail in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the Securities and Exchange Commission (“SEC”) listed in the section entitled “Information Incorporated by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference into this prospectus in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before purchasing our securities in this offering.

Unless the context indicates otherwise, as used in this prospectus, the terms “we,” “us,” “our,” “our company” and “RedCloud” refer to RedCloud Holdings plc and its consolidated subsidiaries.

Our Company

We have developed and operate the RedCloud platform (the “Platform”), that facilitates the trading of everyday consumer supplies of fast-moving consumer goods (“FMCG”) products across business supply chains. We believe the Platform solves a decades old problem of how to unlock and enable access of key purchase and sales data between brands, distributors and retailers in high growth consumer markets. Through the Platform, we enable retailers in these markets to use data driven insights backed by artificial intelligence (“AI”) to help make faster and easier business-to-business (“B2B”) purchases and inventory decisions from brands and distributors by breaking down complex purchasing behaviors of large product inventory catalogues. We then turn that into meaningful business insights and purchasing opportunities for our retailers. Our Platform is delivered through a consumption-based business model and we only charge brands and distributors for transactions made on the Platform. Our Platform consequently helps brands and distributors to use the same AI driven insights to connect with new local retailers in targeted locations, thereby spending less time searching for outlets to purchase their goods and products from.

Additionally, our Platform has AI and machine learning capabilities that provide our brands, distributors and retailers with trading and product insights and data to help them make better commercial decisions regarding their business operations. For example, our Platform has the capability to (1) inform retailers when they are running low on products, (2) inform retailers what other retailers in the area in which they operate are selling, and (3) inform brands and distributors the type of goods and products retailers are looking for on the Platform. We currently operate in Argentina, Brazil, Nigeria, and South Africa which are high consumer growth markets and plan to expand to additional countries in the future.

Formation Transaction

On October 11, 2024, we undertook a formation transaction pursuant to which all existing security holders of RedCloud Technologies Limited, a private limited company incorporated in England and Wales, exchanged the securities they held in RedCloud Technologies Limited for an equivalent class and number of securities in RedCloud Holdings plc. In this prospectus, we refer to this transaction as the “Formation Transaction.” Prior to the Formation Transaction, our business was operated through RedCloud Technologies Limited. In connection with the initial public offering, RedCloud Technologies Limited and its subsidiaries (the “RedCloud Group”) undertook a reorganization of its corporate structure that resulted in the Company becoming the ultimate holding company of the RedCloud Group and RedCloud Technologies Limited becoming the Company’s direct subsidiary. The purpose of the Formation Transaction was to insert a new public limited company as the holding company of the RedCloud Group so that we were able to offer shares to the general public. Accordingly, our business is now operated through the following corporate structure:

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RedCloud Platform

Our Platform is an AI-driven “Open Commerce” platform that provides brands, distributors and retailers with a faster, more intuitive and easier way to trade with each other and with products they trust. Our Platform is an end-to-end solution based on the principles of AI led, Open Commerce, enabling offline trading to be brought to a dynamic, digital trading environment that aims to reduce the cost of essential consumer products, improve the quality and choice of products, and make it easier to connect to local and global supply chains. Specifically, our Platform is decentralized, meaning the distributors and brands can choose the retailers that they would like to sell to directly and vice versa. Brands, distributors and retailers are also able to negotiate with each other directly with respect to all aspects of each transaction, including but not limited to, pricing, distribution and delivery timing. The fact that our Platform provides brands, distributors and retailers with this ability, without any input from the Company, is why we consider our Platform to be Open Commerce. Our Platform also offers AI and machine-learning capabilities that analyze the data of our distributors, brands and retailers, and makes recommendations based on such information. Leveraging cloud infrastructure, our Platform also provides data capabilities that enable high frequency trading that reduces the structural costs and difficulties of holding slow moving inventory and enable faster and smarter trade buying decisions that influence the product cost, availability and success across markets. Our customers benefit from our Platform’s ability to scale with their growth and demand needs, allowing efficient any time trade without the need to invest in costly skills and building their own platform.

We currently host our Platform and support our operations using a sole third-party cloud service provider, Amazon Web Services (“AWS”). Based on the standard AWS service agreement we have with Amazon, our payments are determined monthly and are calculated utilizing our monthly data usage by rates for such month. This pricing and payment structure will remain in effect until December 31, 2024. Our agreement with AWS remains in effect until (i) terminated for convenience, which we may do for any reason by providing AWS notice and closing its account and which AWS may do for any reason by providing us at least 30 days’ notice or (ii) terminated for cause, which either party may do if the other party has an uncured material breach and which AWS may do immediately upon notice. Although we continue to operate our cloud-based services in conjunction with AWS pursuant to its agreement, similar services are also available from other suppliers such as Google and Microsoft on similar terms. Our accompanying Red 101 App is hosted by Google’s Play Store and the Apple App Store. We have entered into standard developer agreements with Google and Apple for the Red 101 App. We pay an annual fee of approximately $1,400 to Google and Apple for the hosting of our Red 101 App. These agreements will continue until terminated. We may terminate both developer agreements at any time.

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We currently operate our Platform in what we consider the high growth consumer markets of Argentina, Brazil, Nigeria, and South Africa. As of December 31, 2024, we had approximately 760 sellers (distributors, wholesalers and brands), 6,765 brands, 184,713 products and 33,786 retailers on our Platform. We generate our revenue from applying a transaction based revenue on the total transaction value (“TTV”) of each transaction conducted on our Platform. All revenue we receive is from the brand or distributors. Retailers on the Platform do not pay any fees on the transactions to which they are a party. The transaction based revenue ranges from 1% to 5% of the TTV. For the twelve months ended December 31, 2024, the average transaction based revenue equated to approximately 1.9% of the TTV. For the twelve months ended December 31, 2024, we had processed approximately 399,580 orders with approximately $2.5 billion in TTV.

Technological Capabilities

Data Enablement

We believe data enablement and integrity is essential for modern business, allowing them to harness the full potential of their data to drive strategic decisions and operational efficiency. Our data enablement tools and services include cloud data warehouses, advanced data search capabilities, intuitive data visualizations, and customer data platforms. Specifically, we collect data points related to transactions, customer profiles and retailer preferences and behavior. We help make these available to distributors and brands which in turn enables them to gain a deeper understanding of their customers’ behaviors, preferences, and needs. Our retailers can utilize this data to learn about the brands, distributors and products on our Platform and the prices other retailers are paying for products that they desire. With a unified view of data, we can personalize experiences, improve customer satisfaction, and build stronger relationships. We believe this leads to increased loyalty and better customer retention rates.

We have developed our AI and machine learning algorithm(s) by using a closed-loop data system, with information we obtained on our Platform, and conducted numerous tests on such algorithm(s) to determine the most efficient one(s). Our validation process uses the telecalling channel to engage with retailers using a random sampling method to confirm that the transaction information being utilized is accurate. The objective is to confirm the order details such as the product name, quantity and total invoiced amount and hence authenticate the transactions on our Platform. We also use automated validation on data that is generated during the machine learning algorithm run using random input and test datasets. Validation is done every month for input data, and quarterly for recommendation engine outputs. The validation model for sampling has been implemented since December 2023 and for statistical since May 2024. We do not utilize any outside data sources, such as publicly available datasets.

We believe we occupy a unique position because we have been able to build significant data warehouse capabilities that supports advanced machine learning integration by gathering highly granular information such as product details, purchasing profiles, transactions, and more. This data is sourced from retailers, distributors, FMCGs, and brands that each seek insight into their performance and strategies for enhancing sales, optimizing discounts, and leveraging campaigns on our Platform. We believe we are uniquely strategically positioned to utilize this data, driving machine learning algorithms to power recommendations, pricing engines, and conversational commerce solutions.

AI/Machine Learning

We believe our Platform’s AI and machine learning capabilities provide substantial benefits to our brands, distributors and retailers, including but not limited to, the following:

1.	Recommendations – Our Platform can make recommendations to brands, distributors and retailers regarding their potential needs to help them purchase and trade smarter. For example, our Platform can make recommendations to retailers regarding newly available products that they may be interested in based on their previous purchases. This helps both brands and distributors increase inventory turnover and drive additional sales on our Platform whilst ensuring that retailers become aware of new products that their customers may want to purchase. This feature is available for use on our Platform.
2.	Fraud Detection – Our Platform helps to proactively detect and take actions against potential fraud that the retailers and distributors may face. Specifically, we can identify suspicious behaviors, such as frequent returns by specific customers or returns of high-value items. Once detected, we effect controls on the identified accounts, including but not limited to, account suspensions and trading value or wallet limits. This feature is available for use on our Platform in Nigeria, and we expect it to be available in all jurisdictions in the year 2025.

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3.	Returns – Our Platform can use AI to automate the return authorization process, reducing the time and effort required for all parties, by analyzing return requests and comparing them against return policies. It can quickly approve or deny requests and tailor return policies based on individual customer profiles and buying patterns. This feature is currently in development for future use on our Platform.
4.	Logistics – Our Platform can provide logistics assistance by determining more cost-effective and efficient ways to handle shipping products and returns through reverse logistics. This includes routing to the nearest processing centers, selecting the best shipping methods based on cost and carbon footprint. This feature is available for use on our Platform in Nigeria, and we expect it to be available in all jurisdictions in the year 2025.
5.	Pricing and Promotions – Our Platform allows distributors and retailers to adjust pricing and promotions based on current inventory levels, demand fluctuations, and competitive factors. This feature is available for use on our Platform.
6.	RedInsights – Our Platform can use predictive analytics to forecast future demand and return rates based on historical data, product types, customer behavior, and other factors through a feature called RedInsights. This helps our brands, distributors and retailers manage inventory more effectively, anticipate return volumes, and plan for restocking and reselling returned items. This feature is available for use on our Platform.

We also plan to build AI capabilities to make trade smooth for our retailers that are used to using conversation channels such as WhatsApp to discover and place orders. This will enable shopping from anywhere at any time, fitting seamlessly into retailers’ daily routines. They would be able to add items to their cart, check order status, and receive recommendations using simple commands, enhancing convenience and accessibility.

Our Market Opportunity

The FMCG market is currently valued at over $11 trillion globally and growing at over 5% CAGR.1 FMCG products are the largest group of consumer products spread across various categories and represent those required in everyday life ranging from foods and beverages, non-prescription medicines and office supplies.2 In Nigeria, South Africa, Brazil and Argentina, the FMCG market is collectively valued at over $300 billion.3 Additionally, according to Euromonitor, market weight and share of growth are increasingly moving to emerging markets, which include the countries we currently operate in. Emerging markets are expected to account for 47% to 75% of the sales growth (across verticals) in FMCG goods. As of December 31, 2024, we had a share of 3.69% in Nigeria, 0.85% in South Africa, 0.016% in Brazil and 3.10% in Argentina for the FMCG markets in each country.

Additionally, as of now, the majority of B2B buying and selling occurs offline, relying on what we believe to be outdated legacy technology. Globally, distributors cater to around 500 million micro and medium-sized retailers.4 These businesses face immense costs, with three out of four FMCG product launches ending in failure5, an annual inventory shortfall exceeding $2 trillion, and escalating expenses in bringing FMCG products to market. The physical availability of products presents a trillion-dollar opportunity; having the right product at the right price at the point of purchase is crucial for the success of future commerce. We believe that our Platform can be useful in providing distributors with access to retailers looking for their products and vice versa.

1 Acumen Research and Consulting, FMCG Market Size to Reach USD 19,602.6 Billion by 2032 growing at 5.3% CAGR (July 28, 2024) https://www.acumenresearchandconsulting.com/press-releases/fmcg-market.

2 Allied Market Research, FMCG Market Size, Share, Competitive Landscape and Trend Analysis Report (Jan. 2023).

3 KPMG, Fast-Moving Consumer Goods Sector Report; Statista, Consumer Goods – Brazil; NielsenIQ State of the Nation Report: South Africa (July 2023).

4 ITC News, “MSMEs make the economic world go round”, Article (July 2017).

5 https://www.marketingweek.com/3-in-4-fmcg-launches-fail-within-a-year/.

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Our Growth Strategy

Our strategy is to enable the development of strong brand recognition, data engagement, and distribution at scale through a platform-led economic model that competes against traditional B2B marketplaces. We approach markets with a proactive method for engaging distributors and retailers, aiming to rapidly gather essential data on key product information, inventory, and purchasing cycles. This data is instrumental in assisting distributors to optimize their market routes effectively. This data allows us to continually provide superior discovery, search, and trading and expand key FMCG products and services.

The key elements of our strategy to grow our business include:

Increase Active Retailers and Trading Share

As of December 31, 2024, we had approximately 33,786 retailers and 760 sellers (distributors, wholesalers and brands) active on our Platform. Moving forward, we are committed to enhancing and promoting the value proposition of our Platform. Our focus lies on attracting new retailers while also expanding their buying frequency and product categories. This growth strategy will be driven by customer loyalty programs, top-tier customer service, targeted marketing initiatives, promotional campaigns, and the continuous expansion of our marketing affiliates. Additionally, we will encourage the use of our diverse range of mobile commerce apps.

Expand Products and Brands

We believe that the growth in both the number of product categories and brands purchased within each category will contribute to higher average spending per customer, ultimately driving trading volume upwards. As of December 31, 2024, our Platform featured over 184,713 products from 6,765 brands. Our primary objective is to elevate the retailer shopping experience, boost retailer engagement, and create new avenues for retailers by expanding and highlighting additional products and brands.

Enhance the Success of Retailers on a Broad Basis

Our goal is to enhance the success of a diverse range of retailers on our Platform by amplifying their visibility to pertinent buyer demand and equipping them with enhanced tools, such as data science applications, to foster personalized buyer interactions. Leveraging advanced data science and analytics to develop our own AI capabilities, we will assist distributors in pinpointing products and enhancing the conversion rate from visitor engagements to completed transactions.

Generate Data and Cloud Computing Technologies

We believe that the data generated within our Platform holds substantial value for our customers and various ecosystem participants. Our ongoing strategy involves the strategic application of data intelligence and deep learning technologies across multiple areas such as Platform design, user interface optimization, search functionalities, targeted marketing initiatives, logistics efficiency, location-based services, and financial services enhancements. This data can be used in numerous ways, including but not limited to creating new product offerings and monetization channels with commercial partners that improve access to finance, enhance cash-flow or increase product turnover for our customers.

We foresee AI evolving into a fundamental element of e-commerce infrastructure. Over the past five years, we have dedicated significant resources to developing our proprietary cloud infrastructure, not only to bolster our own operations but also to support the endeavors of third parties, including our valued brands and distributors. Moving forward, we remain committed to substantial investments in our cloud computing platform to fortify both our internal operations and those of our partners. We have a dedicated research and development (“R&D”) data team focusing on innovation in deep learning and machine learning technologies with the primary aim of increasing transaction size and enhancing customer retention. This innovation combined with data gathered through our Platform can be used to create reports on market intelligence and trends around regional consumption, demand and inventory flows. We believe these reports can be commercialized and are valuable to retailers, distributors, brands and other trade bodies.

Sales and Partnerships

We currently have sales teams located in Nigeria, South Africa, Brazil and Argentina. We plan to expand our teams in each of these jurisdictions to focus on driving sales growth across these jurisdictions by retaining more brands, distributors and retailers and entering into partnerships with leading FMCG companies. We are particularly focused on new partnerships with leading FMCG companies as we believe this can cause substantial growth by also attracting their retailers throughout the jurisdictions in which we operate. We also plan to create a sales force in the United States to begin retaining brands, distributors and retailers for when we launch our Platform in the United States.

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Our Competitive Strengths

Experienced Management Team

Our Chief Executive Officer and Co-founder, Justin Floyd, has a 30-year track record of founding and scaling technology companies in what he considers underserved industries. He is a pioneer in the Open Commerce movement which seeks to bring trust to today’s global B2B supply chains. Additionally, the rest of our senior management have experience in technology and finance, having previously worked at Orange Money, Meta, and SoftBank.

Trusted Partner in Our Jurisdictions of Operation

As of December 31, 2024, we had approximately 760 national, regional, and local distributors, wholesalers and brands, collectively representing more than 6,765 brands, that work with RedCloud. We believe this represents the broadest selection of FMCG products through a single platform in the markets we operate and provides a competitive edge over international giants like Alibaba by fostering local trade and business ecosystems. This focus on regional transactions translates to a smaller carbon footprint due to reduced reliance on lengthy global supply chains. We also believe this strengthens the resilience of local economies by promoting internal trade networks and lessening dependence on outside sources.

Based on our experience, we believe the jurisdictions in which we operate have issues with fraud and retailers are skeptical of purchasing products online due to fear of fraud. Our Platform has been built and developed specifically for markets where brands want to establish a trusted presence and local supply chain for their inventory to help alleviate this fear. We believe our Platform is recognized in our jurisdictions of operation as a reliable source for brands and retailers to trade their inventory in a secure environment where products can be tracked efficiently. Additionally, we require all third-party brands and distributors to meet our standards for product authenticity and service reliability to provide credibility and appeal to our Platform. Our retailers can then confidently navigate through our Platform and trust the strength and authenticity of the offered brands, ensuring a superior product selection, convenience, and cost. We believe this provides us with an advantage over larger competitors who do not have the ability to meet these standards.

AI and Machine Learning Capabilities

Our Platform’s AI and machine learning algorithms can process millions of data points each day to optimize a range of purchasing behavior by retailers, including order build, inventory turn ratios, restock and out of stock, personalization, ads quality, inventory forecasting, order fulfillment, delivery mobilization, rebates and payment. We believe our data first approach is a key driver of our customer engagement across the markets in which we operate and provides our brands and distributors with an advantage over other local distributors that do not have these capabilities.

Connectivity

As opposed to our competitors, like Amazon and Alibaba, that do not allow for parties on their platforms to directly communicate, brands, distributors, and retailers can directly connect on our Platform. This allows brands, distributors and retailers several advantages, including but not limited to, the following:

●	Retailers can source inventory from local brands and distributors directly to expedite the delivery process.

●	Brands and distributors can obtain higher returns on investment through improved product launches due to having discussions with retailers about what they really need.

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Scalable Logistics Platform

We have invested significantly in our proprietary technology, including a distributed relational database, computing clusters, and personalized product search engines. This infrastructure supports our high volume of transactions and ensures reliability, scalability, and cost-effectiveness. We believe our scalability allows distributors to offer retailers the best selection, quality, value, and convenience, which helps them attract more customers and drives higher engagement. This results in more orders and increased retailer spending compared to the traditional methods previously utilized by our brands and distributors.

Third-Party Platform Business Model

Our exclusively third-party platform model allows for rapid scaling without the risks of providing such products ourselves, including but not limited to, inventory management, logistical operations and warehouse storage. We believe this approach drives profitability, strong cash flow, and enables us to aggressively invest in our technology, product innovation, and ecosystem expansion instead of having to resources on inventory management, logistical operations and warehouse storage.

Corporate Information

Our corporate name is RedCloud Holdings plc (the “Company”). We are a public limited company organized under the laws of England and Wales and incorporated on April 15, 2024 under registered number 15647424. Our principal executive office is located at 50 Liverpool Street, London, EC2M 7PY, and our phone number is +44 (0) 207 754 3735. We maintain a website at https://redcloudtechnology.com. The references to our website are intended to be inactive textual references only. The information contained on, or that can be accessed through, our website is not incorporated by reference into, and is not part of this prospectus and investors should not rely on such information in deciding whether to purchase our ordinary shares. Our agent for service of process in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, DE 19711.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

Emerging Growth Company

We qualify as an “emerging growth company” as defined under the Securities Act of 1933, as amended (which we refer to as “the Securities Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements;

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved; and

●	exemption from complying with recently enacted “pay versus performance” reporting obligations.

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In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period. We will remain an emerging growth company until the earliest to occur of: (i) our reporting $1.235 billion or more in annual gross revenues; (ii) the end of fiscal year 2030; (iii) our issuance, in a three year period, of more than $1 billion in non-convertible debt; and (iv) the end of the fiscal year in which the market value of our ordinary shares held by non-affiliates exceeded $700 million on the last business day of our second fiscal quarter.

We have elected to take advantage of certain of the reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our shareholders may be different than the information you might receive from other public reporting companies in which you hold equity interests.

Implications of Being a Smaller Reporting Company

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, as amended, after we cease to qualify as an “emerging growth company,” certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; (2) scaled executive compensation disclosures; and (3) the ability to provide only two years of audited financial statements, instead of three years.

Foreign Private Issuer

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the rules under the Exchange Act requiring domestic filers to issue financial statements prepared under U.S. GAAP;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events.

We currently rely on the “foreign private issuer exemption” with respect to the following requirements:

●	We do not follow Nasdaq Rule 5620(c) regarding quorum requirements applicable to meetings of shareholders. Such quorum requirements are not required under English law. In accordance with generally accepted business practice, our amended and restated articles of association and the Companies Act 2006 (the “Companies Act”) provide alternative quorum requirements that are generally applicable to meetings of shareholders.

●	We do not follow Nasdaq Rule 5635(c) regarding shareholder approval requirements for the issuance of securities in connection with a share option or purchase plan that is established or materially amended or other equity compensation arrangement is made or materially amended. Pursuant to the Companies Act, we cannot allot ordinary shares or grant rights to subscribe for or to convert any security into ordinary shares in the Company without an ordinary resolution of the shareholders.

●	We do not follow Nasdaq Rule 5635(d) regarding shareholder approval requirements for the issuance of more than 20% of the outstanding ordinary shares of the issuer. Pursuant to the Companies Act, we cannot allot ordinary shares or grant rights to subscribe for or to convert any security into ordinary shares in the Company without an ordinary resolution of the shareholders.

Notwithstanding these exemptions, we will continue to file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

8

THE OFFERING

Ordinary Shares Outstanding prior to the Offering	44,226,638 ordinary shares.

Ordinary Shares to be offered by Selling Stockholders	21,705,859 ordinary shares.

Ordinary Shares to be outstanding after this offering(1)	65,932,497 ordinary shares (assuming the exercise of all of the Warrants)

Use of Proceeds	We will not receive any proceeds from the sale of the ordinary shares by the selling stockholders. We may receive proceeds upon the exercise of the Warrants (to the extent the registration statement of which this prospectus is a part is then effective and, if applicable, the “cashless exercise” provision is not utilized by the holder). Any proceeds will be used for general corporate and working capital or for other purposes that the Board of Directors, in their good faith, deems to be in the best interest of the Company. No assurances can be given that any of such Warrants will be exercised. See “Use of Proceeds.”

Nasdaq Symbol and Trading	Our ordinary shares are currently listed on Nasdaq under the symbol “RCT.”

Risk Factors	An investment in our securities involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 11 of this prospectus. In addition before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC on May 16, 2025, and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

(1)	The number of ordinary shares to be outstanding upon completion of this offering is based on 44,226,638 ordinary shares outstanding as of July 14, 2025, and excludes:

●	2,771,458 ordinary shares issuable upon exercise of share options, at a weighted average exercise price of $1.06 per share;

●	8,845,327 ordinary shares reserved for future issuance under our 2024 Equity Incentive Plan; and

●	222,222 ordinary shares issuable upon exercise of warrants held by the underwriters in the initial public offering at an exercise price of $4.95 per share;

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” (as defined in Section 27A of the Securities Act, as amended, and Section 21E of the Exchange Act, as amended), that reflect our current expectations and views of future events and that involve significant risks and uncertainties. Readers are cautioned that significant known and unknown risks, uncertainties and other important factors (including those over which we may have no control and others listed in report and in the “Risk Factors” section of this prospectus) may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

We intend the forward-looking statements to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. You can identify some of these forward-looking statements by words or phrases such as “may,” “could,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “project,” “continue” or other similar expressions.

Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	our lack of operating history;

●	our estimates regarding future revenue, expenses and needs for additional financing;

●	ineffectively competing in our industry;

●	the impact of governmental laws and regulation;

●	difficulties with certain third-party service providers we rely on or will rely on;

●	failure to maintain our corporate culture as we grow and changes in consumer recognition of our brand;

●	changes in senior management, loss of one or more key personnel or an inability to attract, hire, integrate and retain highly skilled personnel;

●	our ability to expand our business in the jurisdictions in which we currently operate and our ability to expand our business into new jurisdictions;

●	the continued performance of our Platform and its AI and machine learning capabilities;

●	our estimated revenue, net loss, OPEX and take rate;

●	our ability to retain and grow the brands, distributors and retailers on our Platform;

●	our ability to continue to innovate and expand our technological capabilities;

●	labor shortages, unionization activities, labor disputes or increased labor costs, including increased labor costs resulting from minimum wage increases; and

●	inadequately protecting our intellectual property or breaches of security of confidential consumer information.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with. Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth above under “Risk Factors” and elsewhere in this prospectus. The factors set forth above under “Risk Factors” and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus. Prior to investing in our ordinary shares, you should read this prospectus and the documents we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we currently expect. See the section entitled “Where You Can Find More Information.”

10

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC on May 16, 2025, and our other filings we make with the Securities and Exchange Commission from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such an event, the trading price of our ordinary shares could decline, and you might lose all or part of your investment.

11

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ordinary shares by the Selling Stockholders. We may receive proceeds upon the exercise of the Warrants (to the extent the registration statement of which this prospectus is a part is then effective and, if applicable, the “cashless exercise” provision is not utilized by the holder). Any proceeds will be used for general corporate and working capital or for other purposes that the Board of Directors, in their good faith, deems to be in the best interest of the Company. No assurances can be given that any of such Warrants will be exercised.

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DETERMINATION OF OFFERING PRICE

The Selling Stockholders will offer ordinary shares at the prevailing market prices or privately negotiated price.

The offering price of our ordinary shares by the selling stockholders does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

In addition, there is no assurance that our ordinary shares will trade at market prices in excess of the offering price as prices for ordinary shares in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

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MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Our ordinary shares are currently listed on Nasdaq under the symbols “RCT”. The last reported sale price of our ordinary shares on Nasdaq on July 16, 2025 was $2.16 per ordinary share.

Holders of Record

As of July 14, 2025, we had approximately two (2) holders of record of our ordinary shares. Because many of our ordinary shares are held by brokers and other institutions on behalf of stockholders, this number is not indicative of the total number of stockholders represented by these stockholders of record.

Dividends

We have not declared or paid dividends to stockholders since inception and do not plan to pay cash dividends in the foreseeable future. We currently intend to retain earnings, if any, to finance our growth.

Issuer Purchases of Equity Securities

None.

14

Description of SECURITIES TO BE REGISTERED

General

RedCloud Holdings plc was incorporated as a public limited company on April 15, 2024 organized under the laws of England and Wales under registered number 15647424. Our registered office is at 50 Liverpool Street, London EC2M 7PY. The principal legislation under which we operate and our shares are issued is the Companies Act.

In connection with its initial public offering, the RedCloud Group undertook a reorganization of its corporate structure that resulted in RedCloud Holdings plc becoming the ultimate holding company of the RedCloud Group and RedCloud Technology Limited became RedCloud Holding plc’s direct subsidiary.

Ordinary Shares

As of July 14, 2025, 44,226,638 ordinary shares were issued and outstanding. Each ordinary share has a nominal value of £0.002 per share. Each issued ordinary share will be fully paid. There is no limit to the number of ordinary shares that we are authorized to issue, as the concept of authorized capital is no longer applicable under the provisions of the Companies Act. Each holder of our ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally. The holders of our ordinary shares are entitled to receive such dividends as are recommended by our directors and declared by our shareholders. There are no conversion rights, redemption provisions or sinking fund provisions relating to any ordinary shares. See “Articles of Association” below for additional information.

We are not permitted under English law to hold our own ordinary shares unless they are repurchased by us and held in treasury. We do not currently hold any of our own ordinary shares.

Articles of Association

A summary of the key terms of the articles of association is set out below. The summary below is not a complete copy of the terms of the articles of association.

The articles of association contain, among other things, provisions to the following effect:

Objects

No objects clause is included in the articles of association and therefore, pursuant to the Companies Act, the objects of the Company are unrestricted.

Share Rights

Subject to the Companies Act and any rights attaching to shares already in issue, our shares may be issued with or have attached to them any rights and restrictions as we may by ordinary resolution of the shareholders determine or, in the absence of any such determination, as our Board may determine.

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Voting Rights

Subject to any rights or restrictions attached to any shares from time to time, the general voting rights attaching to shares are as follows:

●	on a show of hands:

○	every shareholder who is present in person shall have one vote;

○	every proxy present who has been duly appointed by one or more shareholders entitled to vote on the resolution shall have one vote, except that if the proxy has been duly appointed by more than one shareholder entitled to vote on the resolution and is instructed by one or more of those shareholders to vote for the resolution and by one or more others to vote against it, or is instructed by one or more of those shareholders to vote in one way and is given discretion as to how to vote by one or more others (and wishes to use that discretion to vote in the other way) he shall have one vote for and one vote against the resolution; and

○	every corporate representative present who has been duly authorized by a corporation shall have the same voting rights as the corporation would be entitled to;

●

on a poll every shareholder who is present in person or by duly appointed proxy or corporate representative shall have one vote for every share of which he is the holder or in respect of which his appointment of proxy or corporate representative has been made;

●	a shareholder entitled to more than one vote need not, if they vote, use all their votes or cast all the votes in the same way;

●	in the case of an equality of votes, whether on a show of hands or on a poll, no person shall have a second or casting vote; and

●	if two or more persons are joint holders of a share, then in voting on any question the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority shall be determined by the order in which the names of the holders stand in the share register.

The preference shares shall not confer any voting rights on their holders

Restrictions on Voting

No shareholder shall be entitled to vote (either personally or by proxy) at any general meeting or at any separate class meeting in respect of any share held by him unless all calls or other sums payable by him in respect of that share have been paid.

The Board may from time to time make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall (subject to at least 14 clear days’ notice specifying the time or times and place of payment) pay at the time or times so specified the amount called on their shares.

Dividends

We may, subject to the provisions of the Companies Act and the articles of association, by ordinary resolution of shareholders declare dividends out of profits available for distribution in accordance with the respective rights of shareholders, but no such dividend shall exceed the amount recommended by the Board.

The Board may from time to time pay shareholders such interim dividends as appears to the Board to be justified by the profits available for distribution (including any dividends at a fixed rate).

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Unless and to the extent that the rights attached to any shares or the terms of issue of such shares otherwise provide, all dividends will be distributed among the holders of the preference shares and the ordinary shares, so that the holders of preference shares receive a total of one pound in aggregate (as a class), payment of which may be made to any holder of preference shares on behalf of the class, and the remainder shall be distributed to the holders of our ordinary shares pro rata to their respective holdings of ordinary shares.

The Board may deduct from any dividend or other money payable to any person on or in respect of a share all such sums as may be due from such shareholder to the Company on account of calls or otherwise in relation to the shares of the Company. Sums so deducted can be used to pay amounts owing to the Company in respect of the shares.

Subject to any special rights attaching to or the terms of issue of any share, no dividend or other moneys payable by us on or in respect of any share shall bear interest against us. Any dividend unclaimed after a period of 12 years from the date such dividend became due for payment shall be forfeited and shall revert to us.

Dividends may be declared or paid in any currency and the Board may decide the rate of exchange for any currency conversions that may be required, and how any costs involved are to be met.

The Board may, by ordinary resolution of the Company, direct (or in the case of an interim dividend may without the authority of an ordinary resolution direct) that payment of any dividend declared may be satisfied wholly or partly by the distribution of assets, and in particular of paid-up shares or debentures of any other company.

Change of Control

There is no specific provision in our articles of association that would have the effect of delaying, deferring or preventing a change of control.

Distribution of assets and on Winding Up

On a distribution of assets on a liquidation or a return of capital (other than a conversion, redemption or purchase of shares) the surplus assets of the Company remaining after payment of its liabilities shall be applied (to the extent that the Company is lawfully permitted to do so):

●	first in paying to the holders of the preference shares, in priority to any other classes of shares, an amount per share held equal to £49,999.999 (provided that if there are insufficient surplus assets to pay the amounts per share equal to this amount, the remaining surplus assets shall be distributed to the holders of the preference shares pro rata to their respective holdings of preference shares); and

●	second in distributing the balance among the holders of our ordinary shares pro rata to their respective holdings of ordinary shares.

Variation of Rights

All or any of the rights and restrictions attached to any class of shares issued may be varied or abrogated with the consent in writing of the holders of not less than three-fourths in nominal value of the issued shares of that class or by special resolution passed at a separate general meeting of the holders of such shares, subject to the Companies Act and the terms of their issue. The Companies Act provides a right to object to the variation of the share capital by the shareholders who did not vote in favor of the variation. Should an aggregate of not less than 15% of the shareholders of the issued shares in question apply to the court to have the variation cancelled, the variation shall have no effect unless and until it is confirmed by the court.

17

Alteration to Share Capital

We may, by ordinary resolution of shareholders, consolidate all or any of our share capital into shares of larger amount than our existing shares, or sub-divide our shares or any of them into shares of a smaller amount. We may, by special resolution of shareholders, confirmed by the court, reduce our share capital or any capital redemption reserve or any share premium account in any manner authorized by the Companies Act. We may redeem or purchase all or any of our shares as described in “— Other English Law Considerations — Purchase of Own Shares”.

Allotment of Shares and Preemption Rights

Subject to the Companies Act and to any rights attached to existing shares, any share may be issued with or have attached to it such rights and restrictions as we may by ordinary resolution determine, or if no ordinary resolution has been passed or so far as the resolution does not make specific provision, as our Board may determine (including shares which are to be redeemed, or are liable to be redeemed at our option or the holder of such shares).

In accordance with section 551 of the Companies Act, the Board may be generally and unconditionally authorized to exercise for each prescribed period of up to five years all the powers of the Company to allot shares or grant rights to subscribe for or to convert any security into shares up to an aggregate nominal amount equal to the amount stated in the relevant ordinary resolution authorizing such allotment.

In certain circumstances, our shareholders may have statutory preemptive rights under the Companies Act in respect of the allotment of new shares as described in “— Preemptive Rights” and “— Differences in Corporate Law — Preemptive Rights” in this prospectus.

Transfer of Shares

Any shareholder holding shares in certificated form may transfer all or any of his shares by an instrument of transfer in any usual or common form or in any other manner which is permitted by the Companies Act and approved by the Board. Any written instrument of transfer shall be signed by or on behalf of the transferor and (in the case of a share which is not fully paid up) the transferee.

All transfers of uncertificated shares shall be made in accordance with and subject to the provisions of the Uncertificated Securities Regulations 2001 and the facilities and requirements of its relevant system. The Uncertificated Securities Regulations 2001 permit shares to be issued and held in uncertificated form and transferred by means of a computer-based system.

The Board may, in its absolute discretion, decline to register any transfer of any share in certificated form which is not a fully paid share.

The Board may decline to recognize any instrument of transfer relating to certified shares unless:

●	it is only for one class of share;

●	it is in favor of a single transferee or no more than four joint transferees;

●	it is duly stamped (if this is required); and

●	it is delivered for registration to our registered office (or such other place as the Board may determine), accompanied by the certificate for the shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do).

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If the Board declines to register a transfer it shall, as soon as practicable and in any event within two months after the date on which the transfer is lodged with the Company, send to the transferee notice of the refusal.

Annual General Meetings

In accordance with the Companies Act, we are required in each year to hold an annual general meeting in addition to any other general meetings in that year and to specify the meeting as such in the notice convening it. The annual general meeting shall be convened whenever the Board sees fit, subject to the requirements of the Companies Act, as described in “— Differences in Corporate Law — Annual General Meeting” and “— Differences in Corporate Law — Notice of General Meetings” in this prospectus.

Notice of General Meetings

The arrangements for the calling of general meetings are described in “— Differences in Corporate Law — Notice of General Meetings” in this prospectus.

Quorum of General Meetings

No business shall be transacted at any general meeting unless a quorum is present. At least two shareholders present in person or by proxy and entitled to attend and vote shall be a quorum for all purposes.

Class Meetings

The provisions in our articles of association relating to general meetings apply to every separate general meeting of the holders of a class of shares except that:

●	the quorum for such class meeting shall be two holders in person or by proxy representing not less than one-third in nominal value of the issued shares of the class (excluding any shares held in treasury); and

●	if at any adjourned meeting of such holders a quorum is not present at the meeting, one holder of shares of the class present in person or by proxy at an adjourned meeting constitutes a quorum.

Number of Directors

We may not have less than two directors or more than ten directors on the Board. We may, by ordinary resolution of the shareholders, vary the minimum and/or maximum number of directors from time to time.

Appointment of Directors, Classification and Reappointment of Directors.

Subject to our articles of association and the Companies Act, the Company may by ordinary resolution appoint a person who is willing to act as a director and the Board shall have power at any time to appoint any person who is willing to act as a director, in both cases either to fill a vacancy or as an addition to the existing Board, provided the total number of directors shall not exceed the maximum number of ten.

Directors’ Interests

The directors may authorize, to the fullest extent permitted by law, any matter or situation proposed to them which would or might otherwise result in a director infringing his duty to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with our interests. A director shall not, save as otherwise agreed by him, be accountable to us for any remuneration, profit or other benefit which he derives from any matter authorized by the directors or by the shareholders in general meeting and no contract, arrangement or transaction shall be liable to be avoided on any such grounds.

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Subject to the requirements under sections 175, 177 and 182 of the Companies Act, a director who is in any way, whether directly or indirectly, interested in a proposed or existing transaction or arrangement with us shall declare the nature of his interest at a meeting of the directors.

A director shall not vote in respect of any transactions or, arrangement with the Company in which he has an interest, and which may reasonably be regarded as likely to give rise to a conflict of interest. A director shall not be counted in the quorum at a meeting in relation to any resolution on which he is debarred from voting.

A director shall be entitled to vote (and be counted in the quorum) in respect of any resolution concerning any of the following matters:

●	in which they have an interest of which they are not aware or which they cannot reasonably be regarded as likely to give rise to a conflict of interest;

●	in which they have an interest only by virtue of interests in shares or debentures or other securities of the Company, or by reason of any other interest in or through the Company;

●	which involves the giving of any security, guarantee or indemnity to the director or any other person in respect of:

○	money lent or obligations incurred by him or by any other person at the request of or for the benefit of the Company or any of its subsidiary undertakings; or

○	a debt or obligation of the Company or any of its subsidiary undertakings for which he himself has assumed responsibility in whole or part under a guarantee or indemnity or by the giving of security;

●	concerning an offer of shares or debentures or other securities of or by the Company or any of its subsidiary undertakings, in which offer the director is or may be entitled to participate as a holder of securities, or in the underwriting or sub-underwriting of which the director is to participate;

●	relating to any other body corporate in which he is interested, directly or indirectly and whether as a director or other officer, shareholder, creditor, employee or otherwise, provided that he (together with persons connected with him) does not hold an interest in shares (as that term is defined in sections 820 to 825 of the Companies Act) representing one per cent. or more of either any class of the equity share capital, or the voting rights in such body corporate;

●	relating to a pension, superannuation or similar scheme or retirement, death or disability benefits scheme or employees’ share scheme which has been approved by HMRC or is conditional upon such approval or does not award him any privilege or benefit not awarded to the employees to whom such scheme relates;

●	concerning the purchase or maintenance by the Company of insurance for any liability for the benefit of directors or for the benefit of persons including directors;

●	concerning the giving of indemnities in favor of directors;

●	concerning the funding of expenditure by any director or directors on (i) defending criminal, civil or regulatory proceedings or actions against him or them, (ii) in connection with an application to the court for relief under sections 661(3) or (4) or 1157 of the Companies Act or otherwise or (iii) defending him or them in any regulatory investigations, or the doing of anything to enable any director or directors to avoid incurring such expenditure; or

●	in respect of which their interest, or the interest of directors generally, has been authorized by ordinary resolution.

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If a question arises at a meeting of the Board or of a committee of the Board as to the right of a director to vote or be counted in the quorum, and such question is not resolved by his voluntarily agreeing to abstain from voting or not to be counted in the quorum, the question shall be determined by the Chairperson and his ruling in relation to any director other than himself shall be final and conclusive except in a case where the nature or extent of the interest of the director (so far as known to him) concerned has not been fairly disclosed. If the question arises about the Chairperson, the question must be directed to the directors or committee members (excluding the Chairperson). The Chairperson cannot vote on the question but can be counted in the quorum. The directors’ resolution about the Chairperson is final and conclusive, unless the nature and extent of the Chairperson’s interests have not been fairly disclosed to the directors.

Directors’ Fees and Remuneration

Each of the directors shall be paid a fee at such rate as may from time to time be determined by the Board (or for the avoidance of doubt any duly authorized committee of the Board) provided that the aggregate of all such fees so paid to directors shall not exceed £750,000 per annum (exclusive of value added tax, if applicable) in aggregate or such higher amount as may from time to time be determined by ordinary resolution of the shareholders.

The Board may repay to any director all such reasonable expenses as they may properly incur in attending and returning from meetings of the Board or of any committee of the Board or shareholders’ meetings or otherwise in connection with the performance of his duties as a director of the Company.

Any director who is appointed to any executive office or who serves on any committee or who otherwise performs services which in the opinion of the directors are outside the scope of the ordinary duties of a director, may be paid such extra remuneration by way of salary, commission, or otherwise as the directors may determine.

Borrowing Powers

Subject to our articles of association and the Companies Act, the Board may exercise all the powers of the Company to borrow money, to give guarantees and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital, and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

Indemnity

Every director or other officer of our group may be indemnified by the Company against all costs, charges, expenses, losses and liabilities sustained or incurred by them in connection with that director’s or officer’s duties or powers in relation to the Company or other members of our group. See also “Indemnification of directors and officers” in Part II below.

Other United Kingdom Law Considerations

Mandatory Purchases and Acquisitions

Pursuant to Sections 979 to 991 of the Companies Act, where a takeover offer has been made for us and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he wishes to acquire, and is entitled to so acquire, those shares on the same terms as the general offer. The offeror would do so by sending a notice and statutory declaration stating that the conditions of the notice are satisfied to the outstanding minority shareholders telling them that it will compulsorily acquire their shares.

Such notice must be sent within three months of the last day on which the offer can be accepted in the prescribed manner or if earlier, and the offer is not one to which the City Code applies, within the period of six months beginning with the date of the offer. The squeeze-out of the minority shareholders can be completed at the end of six weeks from the date the notice has been given, following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to us, and we would hold the consideration on trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.

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If a takeover is structured as a scheme of arrangement pursuant to Part 26 of the Companies Act, the scheme, and therefore takeover, would need to be approved by a majority in number representing 75% in value of the shareholders of each class of shareholders voting, whether in person or by proxy. If approved, the scheme, and therefore takeover, would be binding on 100% of the shareholders of the relevant class(es).

Sell Out

The Companies Act also gives our minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of our shares. The holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire his shares if, prior to the expiry of the acceptance period for such offer, (i) the offeror has acquired or agreed to acquire not less than 90% in value of the voting shares, and (ii) not less than 90% of the voting rights carried by those shares. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period. If a shareholder exercises his rights to be bought out, the offeror is required to acquire those shares on the terms of this offer or on such other terms as may be agreed.

UK City Code on Takeovers and Mergers

The Company is a public limited company incorporated in, and with its registered office in, the United Kingdom but its securities are not admitted to trading on a regulated market or multilateral trading facility in the United Kingdom (or a stock exchange in the Channel Islands or the Isle of Man). The City Code shall only apply to the Company if it is considered by the Panel to have its place of central management and control in the United Kingdom (or the Channel Islands or the Isle of Man). This is known as the “residency test”. The way in which the test for central management and control is applied for the purposes of the City Code may be different from the way in which it is applied by the United Kingdom tax authorities, HMRC. For the purposes of determining where the Company has its place of central management and control, the Panel will consider, among other things, the structure of the Board, the functions of the directors of the Board and where they are resident.

The majority of the Board currently resides outside of the UK, the Channel Islands and the Isle of Man. Based upon the structure of the Board and management structure and the Company’s intended plans for directors and management, for the purposes of the City Code, the Company is considered to have its place of central management and control outside the UK, the Channel Islands or the Isle of Man. Accordingly, the City Code is not expected to apply to the Company. It is possible that in the future circumstances, and in particular the Board composition, could change which may cause the City Code to apply to the Company. The City Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the City Code contains certain rules in respect of mandatory offers. Under Rule 9 of the City Code, if a person:

(a)	acquires, whether by a series of transactions over a period of time or not, an interest in our shares which, when taken together with shares in which he or persons acting in concert with him are interested, carries 30% or more of the voting rights of our shares (which percentage is treated by the City Code as the level at which effective control is obtained); or

(b)	who, together with persons acting in concert with him, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in us, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested the acquirer, and depending on the circumstances, its concert parties would be required (except with the consent of the Panel) to make a cash offer to all other shareholders for all of their shares in our capital at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the 12 months before the offer was announced.

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Disclosure of Interests in Shares

Pursuant to Part 22 of the Companies Act, we are empowered by notice in writing to any person whom we know or have reasonable cause to believe to be interested in our shares, or at any time during the three years immediately preceding the date on which the notice is issued has been so interested, requiring such person within a reasonable time to disclose to us particulars of that person’s interest and (so far as is within his knowledge) particulars of any other interest that subsists or subsisted in those shares.

Purchase of Own Shares

Under English law, a limited company may only purchase or redeem its own shares out of the distributable profits of the Company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, provided that they are not restricted from doing so by their articles. A limited company may not purchase or redeem its own shares if, as a result of the purchase, there would no longer be any issued shares of the Company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.

Subject to the foregoing, because the Nasdaq is not a “recognized investment exchange” under the Companies Act, the Company may purchase its fully paid shares only pursuant to a purchase contract authorized by ordinary resolution of the holders of Shares before the purchase takes place. Any authority will not be effective if any shareholder from whom the Company proposes to purchase shares votes on the resolution and the resolution would not have been passed if such shareholder had not done so. The resolution authorizing the purchase must:

●	specify the maximum number of shares authorized to be acquired;

●	determine the maximum and minimum prices that may be paid for the shares; and

●	specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

Distributions and Dividends

Under the Companies Act, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non-consolidated basis). The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under English law.

It is not sufficient that we, as a public company, have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement is imposed on us to ensure that the net worth of the Company is at least equal to the amount of its capital. A public company can only make a distribution:

●	if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and undistributable reserves; and

●	if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.

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Exchange Controls

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non-resident holders of our ordinary shares, other than withholding tax requirements. There is no limitation imposed by English law or in the Articles of Association on the right of non-residents to hold or vote shares.

Differences in Corporate Law

The applicable provisions of the Companies Act differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to English law and Delaware law.

	England and Wales	Delaware
Number of Directors	Under the Companies Act, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

Removal of Directors	Under the Companies Act, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided at least 28 clear days’ notice of the resolution has been given to the company and its shareholders. On receipt of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act must also be followed such as allowing the director to make representations against his or her removal either at the meeting or in writing.	Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Vacancies on Board of Directors	Under English law, the procedure by which directors, other than a company’s initial directors, are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually.	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

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	England and Wales	Delaware
Annual General Meeting	Under the Companies Act, a public limited company must hold an annual general meeting in each six-month period beginning with the day following the company’s annual accounting reference date.	Under Delaware law, the annual meeting of shareholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

General Meeting

Under the Companies Act, a general meeting of the shareholders of a public limited company may be called by the directors.

Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings can require the directors to call a general meeting and, if the directors fail to do so within a certain period, may themselves convene a general meeting.

Under Delaware law, special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings	Under the Companies Act, at least 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. At least 14 clear days’ notice is required for any other general meeting. Both such notice periods are subject to a company’s articles of association providing for a longer period. In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting. The notice of a general meeting must state the place, date and time of the meeting and the general nature of the business to be dealt with at the meeting.	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the shareholders must be given to each shareholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

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	England and Wales	Delaware
Proxy	Under the Companies Act, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.	Under Delaware law, at any meeting of shareholders, a shareholder may designate another person to act for such shareholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Pre-emptive Rights	Under the Companies Act, “equity securities,” being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution (“ordinary shares”) or (ii) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act.	Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

Authority to Allot	Under the Companies Act, the directors of a company must not allot shares or grant of rights to subscribe for or to convert any security into shares unless an exception applies or an ordinary resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act.	Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. It may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

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	England and Wales	Delaware
Liability of Officers and Directors

Under the Companies Act, any provision, whether contained in a company’s articles of association or any contract or otherwise, that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Any provision by which a company directly or indirectly provides an indemnity, to any extent, for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the Companies Act, which provides exceptions for the company to (a) purchase and maintain insurance against such liability; (b) provide a “qualifying third party indemnity” (being an indemnity against liability incurred by the director to a person other than the company or an associated company or criminal proceedings in which he is not convicted); and (c) provide a “qualifying pension scheme indemnity” (being an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan).

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its shareholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

● any breach of the director’s duty of loyalty to the corporation or its shareholders;

● acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

● intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

● any transaction from which the director derives an improper personal benefit.

Voting Rights

Under English law, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act, a poll may be demanded by (a) not fewer than five shareholders having the right to vote on the resolution; (b) any shareholder(s) representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attached to any shares in the company held as treasury shares); or (c) any shareholder(s) holding shares in the company conferring a right to vote on the resolution being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right (excluding shares in the company conferring a right to vote on the resolution which are held as treasury shares). A company’s articles of association may provide more extensive rights for shareholders to call a poll.

Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present, in person or by proxy, who, being entitled to vote, vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present, in person or by proxy, at the meeting.

Delaware law provides that, unless otherwise provided in the certificate of incorporation, each shareholder is entitled to one vote for each share of capital stock held by such shareholder.

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	England and Wales	Delaware
Shareholder Vote on Certain Transactions

The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

● the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

● the approval of the court.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

● the approval of the board of directors; and

● approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Standard of Conduct for Directors

Under English law, a director owes various statutory and fiduciary duties to the company, including:

● to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;

● to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

● to act in accordance with the company’s constitution and only exercise his powers for the purposes for which they are conferred;

● to exercise independent judgment;

● to exercise reasonable care, skill and diligence;

● not to accept benefits from a third party conferred by reason of his being a director or doing, or not doing, anything as a director; and

● to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the shareholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

Shareholder Suits	Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s actual or proposed act or omission involving negligence, default, breach of duty or breach of trust and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders.

Under Delaware law, a shareholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

● state that the plaintiff was a shareholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and

● allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

● state the reasons for not making the effort.

Additionally, the plaintiff must remain a shareholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

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SELLING STOCKHOLDERS

The ordinary shares being registered for resale hereby consist of 9,000,000 ordinary shares that have been issued and the Warrant Shares that have been issued or are issuable upon exercise of the Warrants that were issued to the Selling Stockholders. We are registering the ordinary shares in order to permit the selling stockholders to offer the shares for resale from time to time. Except as set forth in this prospectus and except for certain ownership of our securities, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the ownership of the ordinary shares (including ordinary shares issuable upon conversion or exercise of outstanding securities registered hereunder) by the Selling Stockholders. The second column lists the number of ordinary shares (including ordinary shares issuable upon conversion or exercise of outstanding securities registered hereunder) owned by the Selling Stockholders prior to this offering. The third column lists the ordinary shares (including ordinary shares issuable upon conversion or exercise of outstanding securities registered hereunder) being offered by this prospectus by the selling stockholders. The fourth and fifth columns list the number and percentage, respectively, of ordinary shares owned by the Selling Stockholders after the closing of the offering, based on their ownership as of the date of this prospectus, based on 65,932,497 ordinary shares outstanding, and assuming the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares Owned Prior to Offering(1)	Maximum Number of Shares to be Sold Pursuant to this Prospectus(1)	Number of Shares Owned After Offering(2)	Percentage Owned After Offering(2)
CVI Investments Inc.(3)	3,999,999	3,999,999	-	-
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B (4)	3,999,999	3,999,999	-	-
Hudson Bay Master Fund Ltd(5)	4,000,002	4,000,002	-	-
Christina Byland	29,930,849	10,083,942	19,846,907	30.1%
Nikolaus Senn(6)	8,129,399	876,875	7,252,524	11.0%

(1) The number of shares is based upon the number of ordinary shares (including ordinary shares issuable upon exercise of outstanding Warrants registered hereby) held by each Selling Stockholder on the books and records of the company and its transfer agent.

(2) The “Number of Shares Owned After Offering” assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this Selling Stockholder Prospectus. The “Percentage of Shares Owned After Offering” are based on 65,932,497 ordinary shares outstanding and assumes for each Selling Stockholder that all shares registered for such Selling Stockholder herein are issued to the Selling Stockholders and sold and assuming the exercise of all Warrants, held by the applicable Selling Stockholders.

(3) Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as President of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc. is affiliated with one or more FINRA members, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in the Registration Statement of Shares purchased by the Investor in this Offering.

(4) Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares.

(5) Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(6) Represents 7,252,524 ordinary shares held by Nikolaus Senn, a director of our Company, and includes 135,000 options for the purchase of ordinary shares, which are exercisable within 60 days of the date of this prospectus.

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PLAN OF DISTRIBUTION

We are registering the ordinary shares to permit the resale of these ordinary shares (including ordinary shares issuable upon conversion or exercise of the Warrants) by the holders thereof (and such holders’ successors and assigns) from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the ordinary shares. We will bear all fees and expenses incident to our obligation to register the ordinary shares.

●	The Selling Stockholders may sell all or a portion of the ordinary shares owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	In the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

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●	any other method permitted pursuant to applicable law.

If the Selling Stockholders effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the ordinary shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The Selling Stockholders may also sell ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealer participating in the distribution of the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

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EXPENSES OF THE OFFERING

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fee payable to the Securities and Exchange Commission.

Expenses	Amount
SEC registration fee	$6,347.24
Legal fees and expenses	$40,000
Accounting fees and expenses	$8,000
Total	$54,347.24

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EXPERTS

The financial statements of RedCloud Holdings plc as of December 31, 2023 and 2024, and for each of the years in the two-year period ended December 31, 2024, incorporated by reference in this prospectus have been so incorporated in reliance upon the report of Turner Stone & Co., independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of our ordinary shares and other legal matters concerning this offering relating to the laws of England and Wales will be passed upon for us by Taylor Wessing LLP, United Kingdom. Certain legal matters in connection with this offering relating to U.S. federal law will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We will be incorporated under the laws of England and Wales. All of our directors and officers of are residents of jurisdictions outside the United States. Our corporate headquarters is located in the United Kingdom and all or a substantial portion of our assets, and all or a substantial portion of the assets of our directors and officers, are located outside of the United States. As a result, it may be difficult for you to serve legal process on us or our directors or have any of them appear in a U.S. court.

We have appointed Donald J. Puglisi of Puglisi & Associates as our authorized agent upon whom process may be served in any action instituted in any U.S. federal or state court having subject matter jurisdiction arising out of or based upon the securities offered by this prospectus.

The United States and the United Kingdom have not agreed to a treaty (or convention) providing for the reciprocal recognition and enforcement of judgments (although both are contracting states to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards). As such, we understand that in England it may not be possible to bring proceedings or enforce a judgment of a U.S. court in respect of civil liabilities based solely on the federal securities laws of the United States. A new claim will have to be issued in the English court with the U.S. judgment as its basis. The English court will then consider whether to order that the decision of the U.S. court be enforced. In deciding this, it will consider in particular whether the U.S. judgment is final and binding, for a monetary sum and whether the U.S. court had jurisdiction to hear the dispute in the first place. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in England. An award of damages is usually considered to be punitive if it does not seek to compensate the claimant for loss or damage suffered and is instead intended to punish the defendant.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the ordinary shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the ordinary shares offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are required to file annual reports, six-month reports and other information with the SEC pursuant to the Exchange Act as applicable to foreign private issuers. These reports and other information will be available on the website of the SEC referred to above.

We also maintain a website at https://redcloudtechnology.com/, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act made subsequent to the date of this prospectus until the termination of the offering of the securities described in this prospectus (other than information in such filings that was “furnished,” under applicable SEC rules, rather than “filed”). We incorporate by reference the following documents or information that we have filed with the SEC:

●	Our Annual Report on Form 20-F for the year ended December 31, 2024, filed with the SEC on May 16, 2025 and

●	our Current Reports on Form 6-K filed with the SEC on March 24 2025 and July 9, 2025.

As a smaller reporting company, we also are incorporating by reference any future information filed (rather than furnished) by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the initial filing of the registration statement of which this prospectus is a part and before the effective date of the registration statement and after the date of this prospectus until the termination of the offering. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus. You should direct requests for documents to:

RedCloud Holdings plc

50 Liverpool Street,

London, EC2M 7PY United Kingdom

Attention: Justin Fletcher, General Counsel

This prospectus is part of a registration statement we filed with the SEC. That registration statement and the exhibits filed along with the registration statement contain more information about us and the shares in this offering. Because information about documents referred to in this prospectus is not always complete, you should read the full documents which are filed as exhibits to the registration statement. You may read and copy the full registration statement and its exhibits at the SEC’s website.

You may also access these documents, free of charge, on the SEC’s website at www.sec.gov or on our website at https://redcloudtechnology.com. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

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RedCloud Holdings plc

Up to 21,705,859 Ordinary Shares

PROSPECTUS

July 17, 2025

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

The Company’s articles of association provide that, subject to the Companies Act, every person who is at any time a director or other officer of the Company may be indemnified out of the assets of the Company against all liabilities incurred by them in performing their duties or the exercise of their powers or otherwise in relation to such company. Generally, under the Companies Act, a company may not indemnify its directors against personal liability covering: liability to the company in cases where the company sues the director (i.e., only liability to third parties can be the subject of an indemnity); liability for fines for criminal conduct or fines imposed by a regulator; or other liabilities, such as legal costs, in criminal cases where the director is convicted, or in civil cases brought by the company where the final judgment goes against the director.

The Company’s articles of association also provide that, subject to the provisions of the Companies Act, the Board shall have power to purchase and maintain insurance at the expense of the Company for or for the benefit of any persons who are or were at any time directors, officers or employees of the Company, against any liability incurred by such persons in respect of any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to the Company arising out of any act or omission in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the Company.

The Company will enter into a deed of indemnity with each of its directors and officers. Except as prohibited by applicable law, these deeds of indemnity may require the Company, among other things, to indemnify its directors and officers for certain liabilities, costs, charges, expenses, judgments, settlements, compensation and other awards, damages and losses (including any direct, indirect or consequential losses and all interest, penalties, fines, taxes and legal costs (calculated on a full indemnity basis) and all other reasonable professional costs and expenses) incurred by such directors and officers in any acts or omissions while in the course of acting or purporting to act as a director or officer of the Company or any subsidiary undertaking of the Company which otherwise arises by virtue of the director or holding or having held such a position.

Item 7. Recent Sales of Unregistered Securities

During the last three years, RedCloud Holdings plc has not issued unregistered securities to any person, except as described below.

On April 15, 2024, RedCloud Holdings plc issued one ordinary share of £0.001 each and one redeemable preference share of £49,999.999 each to HRK Participations SA.

On July 3, 2025, RedCloud Holdings plc entered into a securities purchase agreement with certain institutional and accredited investors, including the Company’s largest current shareholder, and a member of the Board, to purchase 9,000,000 of its ordinary shares and accompanying warrants to purchase 18,000,000 ordinary shares at a combined purchase price of $1.50 per ordinary share and accompanying warrants in a private placement. The Company received aggregate gross proceeds of $13.5 million before deducting placement agent fees and other private placement expenses. The private placement closed on July 8, 2024.

The Company’s largest current shareholder and member of the Board that participated in the private placement have deferred receipt of accompanying warrants to purchase an aggregate of 5,294,141 ordinary shares until the Company has received shareholder approval for the issuance of the underlying ordinary shares issuable upon exercise of the deferred warrants, resulting in the immediate issuance of warrants to purchase 12,705,859 Ordinary Shares at the closing of the private placement.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe each of these transactions was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

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Item 8. Exhibits and Financial Statement Schedules.

The following is a list of exhibits filed as a part of this registration statement:

Exhibit Number	Description of Document
3.1	Articles of Association of RedCloud Holdings plc, adopted on December 9, 2024 (incorporated by reference to the Company’s Registration Statement on Form F-1/A filed with the SEC on February 27, 2025)
4.1	Form of Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 6-K filed with the SEC on July 9, 2025)
5.1	Opinion of Taylor Wessing LLP*
10.1	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 6-K filed with the SEC on July 9, 2025)
10.2	Form of Placement Agency Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 6-K filed with the SEC on July 9, 2025)
10.3	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 6-K filed with the SEC on July 9, 2025)
23.1	Consent of Turner Stone & Co., Independent Registered Public Accounting Firm
23.2	Consent of Taylor Wessing LLP (contained in Exhibit 5.1)*
24.1	Powers of Attorney*
107	Filing Fee Table*

* Filed herewith.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on July 17, 2025.

RedCloud Holdings plc

By:	/s/ Justin Floyd
Name:	Justin Floyd
Title:	Chief Executive Officer and Director

KNOW ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Justin Floyd as his true and lawful attorney-in-fact and agent, with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Justin Floyd	Chief Executive Officer and Director	July 17, 2025
Justin Floyd	(Principal Executive Officer)

/s/ Neil Woodman	Executive Vice President of Finance	July 17, 2025
Neil Woodman	(Principal Financial and Accounting Officer)

/s/ Soumaya Hamzaoui	Chief Operating Officer and Director	July 17, 2025
Soumaya Hamzaoui

/s/ Hans Rudolf Kunz	Chairperson of the Board	July 17, 2025
Hans Rudolf Kunz

/s/ Dr. Nikolaus Senn	Director	July 17, 2025
Dr. Nikolaus Senn

/s/ Prem Parameswaran	Director	July 17, 2025
Prem Parameswaran

/s/ David Chung-Hua Bolocan	Director	July 17, 2025
David Chung-Hua Bolocan

/s/ Maria Magdalena Gonzales	Director	July 17, 2025
Maria Magdalena Gonzales

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SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of RedCloud Holdings plc has signed this registration statement on July 17, 2025.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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